Exhibit 14

In My Good HandsSM

THE ALLSTATE CODE OF ETHICS

IN MY GOOD HANDSSM

THE ALLSTATE CODE OF ETHICS

A MESSAGE FROM THOMAS J. WILSON

ALLSTATE CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Allstate’s values and principles are the foundation for Our Shared Vision. They form the foundation for everything we do and every interaction with more than 16 million households. Our commitment to doing the right thing has been at the core of this company throughout our history. We do the right thing, the right way at the right time.

The Allstate Code of Ethics guides both our overall purpose as a company and the things we do every day. This Code provides a roadmap for making decisions and ensuring we make the right choices.

Allstate stands apart because of our people. You are the key to our success. This Code reflects the values and principles you embody and ensure Allstate has the highest ethical standards.

A MESSAGE FROM RICHARD C. CRIST, JR.

SENIOR VICE PRESIDENT, CHIEF ETHICS AND COMPLIANCE OFFICER AND CHIEF PRIVACY OFFICER

Making a good decision often appears easier than it is in reality. Our decisions are a reflection of who we are both individually and collectively. They say a great deal about our values, beliefs and experiences. At work, our decisions also reflect Allstate’s integrity, which is why doing the right thing is critical to our company and our reputation.

The choices we face in challenging circumstances can be among the most difficult to make and often carry significant risks. So when you’re faced with a tough situation, especially one that doesn’t feel right, explore it more. Even seemingly familiar topics can have subtle differences, competing values and broad implications. By stepping back, we gain appropriate insight, a clearer perspective and the ability to act with confidence.

Our values and principles provide us with the parameters within which we work, and the Code of Ethics guides our decisions. Use the Code of Ethics to your advantage—to learn and to enhance your problem-solving skills. The Code will help you to sort out the gray in situations and improve your ability to make the best decisions for our customers and our company.

As a company built on integrity and trust, we must work continuously to refine our decision-making skills.

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TABLE OF CONTENTS

A Message from Thomas J. Wilson

A Message from Richard C. Crist, Jr.

Table of Contents

About the Code

Our Values in Action

Using the Code

Our Responsibilities

Compliance with the Law

Special Responsibilities of Leaders and Managers

Asking Questions and Reporting Concerns

Making Ethical Decisions

Resources for Getting Answers or Raising Concerns

Non-retaliation

Administration of the Code

Annual Compliance Confirmation

Investigations

Disciplinary Action

Adoption and Disclosure of the Code

Waivers of the Code

Our Employees In My Good HandsSM

Valuing Diversity and Inclusion

Preventing Harassment

Promoting a Safe and Healthy Workplace

Our Customers In My Good HandsSM

Selling and Marketing with Integrity

Promoting Fair Competition

Gathering Competitive Intelligence

Preventing Bribery and Corruption

Protecting Personal Data

Our Investors In My Good HandsSM

Avoiding Conflicts of Interest

Personal Conflicts of Interest

Outside Employment or Self-Employment

External Board Service

Political Activity

Outside Financial Activities or Investments

Business Courtesies

Improper Personal Benefits

Corporate Opportunities

Creating and Maintaining Accurate Records

Protecting Our Assets

Corporate Reputation

Confidential and Proprietary Information

Information and Communication Systems

Avoiding Insider Trading

Our Communities In My Good HandsSM

Giving Back to Our Communities

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Protecting the Environment

Speaking to the News Media and the Public

Using Social Media Responsibly

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OUR VALUES IN ACTION

At Allstate, we’re committed to operating with absolute integrity. Always doing the right thing in the right way for the right reason is important to our business and our reputation. It builds trust, making Allstate a stronger, more cohesive organization, and it strengthens the bonds with our customers and other stakeholders and prepares us for the future.

Our path to sustainable success is mapped out in Our Shared Vision. Making this vision a reality is all about aligning Allstate’s purpose, strategy and execution with behaviors. The behaviors, which are exemplified in this Code, should be guided by the values that are at the core of who we are and what we do. Our values define our culture and core beliefs and set forth expectations for how we conduct our work.

They are:

•                  Honesty, Caring and Integrity

•                  Inclusive Diversity

•                  Engagement

•                  Accountability

•                  Superior Performance

We put our values into action by demonstrating them through our behaviors, decisions and interactions each and every day. When faced with decisions, sometimes the answer is clear and the right decision is easy. Other times, decisions can be complex and guidance is needed.

All of our choices matter. This Code is one of many resources available to help us make the right choices and honor our values. Read the Code carefully, and consider how it applies to you and your job. It is a business resource as well as a symbol of Allstate’s commitment to doing the right thing and delivering on the Good Hands® promise. Read the Code in its entirety, seek guidance whenever needed and be comfortable speaking up when you have questions or concerns.

By understanding the Code and seeking help in unclear situations, you’re in the best position to promote the values of Allstate, which are reflected in its You’re In Good Hands With Allstate® slogan.

USING THE CODE

We know that situations involving business conduct and ethics can be complex. As a cornerstone of our commitment to operating with integrity, this Code includes information and resources, links to relevant Company policies (when connected to the Company intranet) and realistic question-and-answer scenarios to help guide us in making decisions.

The Code topics are organized under four major headings representing expectations of key stakeholder groups. They are:

•                  Our Employees

•                  Our Customers

•                  Our Investors

•                  Our Communities

The categories are not exclusive; the obligations laid out within them may overlap. We must never assume based on our job responsibilities or interactions that any part of the Code does not

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apply to us as individuals. In fact, while specific details may be more relevant to some of us than others, we are all responsible and accountable for upholding the Code in its entirety.

The interpretation of this Code is subject to applicable laws. If you have questions about the Code or its content, speak with your manager, another manager, your local Human Resources consultant, or send an e-mail to HRComply.

OUR RESPONSIBILITIES

COMPLIANCE WITH THE LAW

We share the responsibility for ensuring that Allstate achieves its goals in the right way. It is important to be proactive in regard to the matters covered in the Code so that we can anticipate and avoid problems that could disrupt our business or harm Allstate’s reputation and relationships. We also need to be able to address issues that do occur in an appropriate way and as quickly as possible.

Each of us has a personal obligation to ask questions, raise concerns and report misconduct. Allstate is committed to fostering an environment in which everyone feels comfortable and well supported in doing these things.

Each of us needs to understand and comply with the laws, rules and regulations applicable to our jobs.

Compliance with laws, rules and regulations, both foreign and domestic, protects the customers who depend on us and the shareholders who have invested in our Company. In addition to not engaging in any illegal or unethical activity, we all must report observed or suspected noncompliance.

At Allstate, we:

•                  Act with honesty, caring and integrity in a manner that protects Allstate’s reputation

•                  Follow the law and Allstate policies when conducting Company business

•                  Respect colleagues and those with whom we do business

•                  Ask questions and seek help if we are unsure about making the right choices

•                  Promptly report all known or suspected violations of the law, this Code or Company policies

•                  Encourage an environment of comfort speaking up about concerns

•                  Cooperate with all Company investigations

•                  Never intimidate or retaliate against colleagues who report an ethics or compliance concern or participate in any investigation

Additionally, the Violent Crime Control and Law Enforcement Act is a federal insurance fraud law regulating the involvement in the insurance business of individuals convicted of felonies that involve dishonesty or breach of trust. You must inform Allstate of any felony conviction involving dishonesty or breach of trust by sending an e-mail to HRComply. Failure to report a conviction is a serious legal concern that may subject you to civil and criminal penalties.

For more information, see the Violent Crime Control and Law Enforcement Act Policy.

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SPECIAL RESPONSIBILITIES OF LEADERS AND MANAGERS

Managers have the added responsibility of exemplifying the behaviors we expect of everyone at Allstate and promoting the ethical culture we want to sustain.

In particular, if you are a leader or manager, you should:

•                  Promote a culture of ethics and legal compliance through personal leadership that demonstrates the highest ethical standards and quality in your work every day

•                  Achieve performance goals in a manner consistent with the values and principles of our Company

•                  Be aware of laws, rules, regulations, policies, procedures and processes pertinent to your responsibilities

•                  Guide and empower your teams by ensuring that they have the knowledge, training and resources necessary to follow the law and the Code

•                  Be visibly engaged and proactive in relation to ethics and compliance matters

•                  Supervise employees by ensuring they follow the law, this Code and Allstate policies and procedures

•                  Respond quickly to ethics and compliance questions (with assistance, if required, from others including Human Resources or Enterprise Business Conduct)

•                  Ensure that any actual or potential breach of the Code is dealt with or escalated immediately

•                  Listen respectfully

•                  Stand against any form of intimidation or retaliation

ASKING QUESTIONS AND REPORTING CONCERNS

MAKING ETHICAL DECISIONS

Every decision we make is a reflection of our Company.

No code of ethics can cover every situation. When faced with ethical issues where the right decision or course of action is unclear, we should ask ourselves:

•                  Is it legal?

•                  Is it the right thing to do?

•                  Does it conflict with our values?

•                  Is it consistent with the Code and Company policies?

•                  Could it adversely affect our Company or its stakeholders?

•                  What are the consequences?

•                  How would it be perceived by your family and friends?

•                  Would you feel comfortable reading about your action in the news?

If you are still uncertain about the ethics or legality of an issue, seek additional guidance before proceeding.

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RESOURCES FOR GETTING ANSWERS OR RAISING CONCERNS

Each of us plays an important role in ensuring that Allstate achieves the highest levels of ethical conduct.

Part of doing the right thing in the right way for the right reason is speaking up if something does not feel right. If you see or suspect misconduct, report it immediately. If the Code or policies and procedures do not provide enough direction, seek help.

Below are many resources available to help you when you have a question, need additional guidance about the topics discussed in this Code or want to raise an issue or report a concern:

•                  For assistance with Code-related ethics and compliance concerns or questions about Allstate’s company policies, send an e-mail to HRComply.

•                  To report a potential violation of laws, rules or regulations or a potential violation of the Code, speak with your manager, another manager or your local Human Resources consultant. You may also use the Allstate i-Report process.

Allstate i-Report is Allstate’s commitment to a fair, prompt and safe resolution of your concern. It should be used to report ethical, legal, regulatory or compliance concerns regarding Allstate employees, agents, vendors, clients and customers. You can use the Allstate i-Report Process by calling the Allstate i-Report Line at 1-800-706-9855, which is a 24/7 toll-free number, or accessing the website at https://allstatei-report.alertline.com.

Anonymous reports cannot be submitted using the Allstate i-Report website. To remain anonymous, please use the Allstate i-Report Line. We would prefer that people identify themselves since this always helps us conduct thorough and efficient investigations and necessary follow-up. If you choose to remain anonymous, we will conduct an investigation using the facts provided while working to maintain your anonymity as far as permitted by law.

NON-RETALIATION

We do not tolerate intimidation or retaliation against anyone who raises a concern, reports a violation or participates in an investigation.

We understand that it isn’t always easy to speak up regarding a concern and that doing so takes courage and may not feel comfortable.

No matter what our position within the Company, we report all instances of retaliation if we see or are aware of them. Retaliation by anyone against an employee for raising an issue or reporting a concern may result in discipline, up to and including termination of employment.

ADMINISTRATION OF THE CODE

ANNUAL COMPLIANCE CONFIRMATION

Allstate’s compliance standards and procedures are designed to ensure prompt and consistent action against violations of the Code. As a condition of employment, each of us is required annually to read and certify to our understanding of the Code and, where applicable, individual

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business unit professional conduct requirements. Failure to complete Annual Compliance Confirmation may result in discipline, up to and including termination of employment.

INVESTIGATIONS

We are committed to thoroughly investigating reports of potential violations. Most investigations are handled internally. In rare circumstances, an investigation may be referred to an outside agency.

Reports that concern a possible violation of the law or the Code, or any complaints or concerns about accounting, auditing, disclosure or other financial or reporting practices will be referred to the General Counsel for investigation. The General Counsel may refer these matters to the Audit Committee.

DISCIPLINARY ACTION

Violations of the Code or the law, or retaliation by anyone against an employee for raising an issue or reporting a concern, may result in discipline, up to and including termination of employment.

ADOPTION AND DISCLOSURE OF THE CODE

The Allstate Code of Ethics, in its entirety, applies to every Allstate employee and officer, as well as Allstate’s outside directors. This Code was adopted by the Audit Committee of the Board of Directors of The Allstate Corporation. The Audit Committee is responsible for periodic review and assessment and approval of changes to the Code.

WAIVERS OF THE CODE

We recognize that in rare circumstances a strict application of the Code may result in a serious hardship. In these exceptional cases, a waiver of the Code in order to mitigate a serious hardship may be sought.

Any waiver of the Code of Ethics for the Chief Executive Officer, Chief Financial Officer, Controller, other senior financial or executive officers, or members of the board of directors must be approved by the Audit Committee. For all other employees, any waiver of the Code of Ethics must be approved in accordance with procedures adopted by the Audit Committee.

For more information, see the Code of Ethics Waiver Process.

“We are committed to thoroughly investigating the report of a potential violation.”

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OUR EMPLOYEES

A positive and dynamic work environment with a robust ethical culture is essential to Allstate’s success. It defines and enriches our interactions with each other and our customers; it also helps to foster the mutual respect and trust that enables us to collaborate effectively and serve those who count on Allstate. This environment doesn’t happen by accident. We create and sustain it when we treat each other with fairness and respect, support our colleagues and work in harmony with Allstate’s values. Our workplace and businesses are enhanced when we value the individual differences, unique perspectives and contributions that each of us brings to Allstate.

VALUING DIVERSITY AND INCLUSION

At Allstate, we value and leverage the full breadth of our differences, which enrich our perspectives in the service of customers and make us a strong and inclusive organization.

Everyone counts and has a voice at Allstate, regardless of role or length of service. Our ability to outperform competitors in serving customers depends on attracting, developing and retaining a rich mix of talented, committed people based on merit. Treating people inside and outside our organization fairly and respectfully honors our values of honesty, caring and integrity and helps to protect and enhance our reputation. It also builds the trust upon which collaboration and long-term mutual benefit are based.

We Value Diversity and Prevent Discrimination By:

•                  Treating each other with dignity, respect and courtesy

•                  Strictly prohibiting discrimination on the basis of:

•                  Race; color; age; sex; sexual orientation; gender identity/gender expression; national origin; religion; disability; citizenship; status as a veteran; military service or any other status protected by applicable law

•                  Making reasonable accommodations as appropriate for others’ disabilities and religious beliefs

•                  Committing to equal opportunity for all employees and applicants

•                  Complying with all applicable employment laws, rules and regulations

•                  Making employment-related decisions on the basis of job performance

•                  Reporting instances of unfair treatment or discrimination to your manager, another manager, your local Human Resources consultant or by contacting Allstate i-Report

•                  Not retaliating against anyone who reports discrimination or participates in an investigation of these reports

To learn more, see our Managing Diversity Policy, Positive Workplace Policy and Employee Relations Policy.

“Inclusive Diversity is a key business strategy and competitive advantage for Allstate. It’s about creating a work environment where individual diversity is valued, so that all employees can reach their potential while maximizing their contributions to our customers and shareholders.”

Michael Escobar, Vice President, Chief Diversity and Organization Effectiveness Officer

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INTEGRITY IN ACTION SCENARIO

Q: I’m considering an applicant who came to the interview in a wheelchair for a job in which she’d be working in the field with our customers. I believe that she can satisfy the expectations of the job, but I’m afraid that some customers may be uncomfortable with her disability. Assuming that she can perform the requirements of the job, is this a legitimate reason not to hire her?

A: No. To deny an applicant or employee a job based on the reaction of others to a disability or other protected status is unlawful discrimination. If the applicant is the best qualified person for the job, we should hire her. At Allstate, we appreciate what makes each of us different. Our customers expect nothing less.

PREVENTING HARASSMENT

At Allstate, we believe that everyone has both the right to work in an environment free from harassment as well as the duty to help prevent it.

Our commitment to a workplace free from harassment applies to all people, regardless of whether they’re Allstate employees. Everyone is entitled to be treated with dignity and respect. We don’t tolerate any form of verbal or physical harassment, intimidation or bullying. Remember that harassment isn’t always obvious or deliberate and that unintentional or seemingly innocent behavior could be interpreted as harassment.

We Respect Each Other and Prevent Harassment By:

•                  Conducting ourselves appropriately in all dealings with others in the workplace

•                  Being conscientious as to how our actions and comments might be perceived or misunderstood by others

•                  Avoiding behavior that creates a hostile, intimidating or offensive work environment, such as:

•                  Unwanted verbal or physical conduct or degrading/disparaging jokes relating to race; color; age; sex; sexual orientation; gender identity/gender expression; national origin; religion; disability; citizenship; status as a veteran; military service or any other status protected by applicable law

•                  Persistent or unwelcome flirting, sexual advances, sexual comments, touching, pressure for dates or other sexually suggestive behavior

•                  Being vigilant for signs that others may be experiencing harassment

•                  Reporting instances of harassment to your manager, another manager, your local Human Resources consultant or by contacting Allstate i-Report about the concern

•                  Not retaliating against anyone who reports harassment or participates in an investigation of these reports

To learn more, see our Employee Relations Policy.

“Feeling safe and secure at work is absolutely critical for Allstate employees, and is foundational to employee satisfaction. Additionally, Allstate wants even more for its employees — to feel empowered and experience meaningful work through an environment of trust, transparency and integrity.”

Harriet Harty, Vice President, Human Capital Solutions, Human Resources

INTEGRITY IN ACTION SCENARIO

Q: One of my coworkers asked me to go on a date with him after our team meeting last week. I politely declined the offer because I’m already dating someone else. Since then, he has asked

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me out two more times. The offers are unwanted. I’m beginning to feel really uncomfortable. Is this considered harassment?

A: Yes. Persistent requests for dates can be considered sexual harassment. Harassment has no place at Allstate. We are committed to maintaining a positive, productive and safe work environment. You should alert your manager, another manager, your local Human Resources consultant or contact Allstate i-Report about this concern.

PROMOTING A SAFE AND HEALTHY WORKPLACE

At Allstate, we care about the health and safety of our employees, visitors and other companies’ employees working at our facilities. We take reasonable and legally required precautions to provide safe and secure workplaces.

A safe and healthy workplace provides a productive work environment where all people have the ability to achieve their goals. The working conditions at Allstate are intended to protect the health and safety of employees, visitors and business partners. It is important for all of us to comply with all applicable health and safety policies and procedures at our work locations, including relevant standards, instructions and processes.

A drug- and alcohol-free workplace supports our health and safety goals and is vital to our integrity, reputation and business performance. We cannot allow our judgment to be impaired at any time. No one may be under the influence of intoxicants or any controlled substance that has not been prescribed by a licensed physician while conducting Allstate business or while on Company premises.

Acts of violence, threats or physical intimidation have no place at Allstate, and we all have a responsibility to help ensure they do not occur.

We Support a Safe and Healthy Work Environment By:

•                  Reporting to management any accident, injury, illness, or unsafe or unhealthy condition of which we become aware

•                  Knowing what to do in an emergency and cooperating during the practice of emergency drills

•                  Maintaining a drug- and alcohol-free workplace

•                  Not saying or doing anything that could create fear or threaten the safety or security of others

•                  Not bringing firearms or other weapons onto Company premises or while traveling on Company business (except to the extent we are required to permit this activity under applicable laws)

•                  Reporting instances of unsafe or violent behavior or unsafe working conditions to your manager, another manager, your local Human Resources consultant or by contacting Allstate i-Report

•                  Not retaliating against anyone who reports unsafe or violent behavior or unsafe workplace conditions or participates in an investigation of these reports

To learn more, see our Employee Health and Safety Policy and Employee Relations Policy.

“We want Allstate to be a great place for great people to do great work. Our goal is to provide employees and guests at each location with an environment that will enhance their efficiency, creativity and productivity while maintaining a safe and secure workplace. But we need your help.  We all play a role in keeping Allstate safe and healthy.”

Jim DeVries, Executive Vice President and Chief Administrative Officer

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INTEGRITY IN ACTION SCENARIO

Q: My coworker talks about consuming alcohol after leaving work when he is busy or stressed and frequently says that he needs a drink. I think that he may have an alcohol dependency, and it could be affecting his health, working relationships and business judgment. If I report this to my manager, will my coworker lose his job?

A: No. Your coworker would not be terminated simply for having an alcohol dependency. We understand that addiction occurs and can be overcome. And our Employee Assistance Program (EAP) may be able to provide resources to help employees conquer addiction. In addition, to the extent that your coworker requires additional assistance to help him perform his job, your manager can talk to and work with him to provide appropriate assistance. However, we do expect that no employee will conduct business while under the influence. Employees under the influence at work may be subject to discipline.

For additional information on our Company policies, talk to your manager, another manager, your local Human Resources consultant or send an e-mail to HRComply.

OUR CUSTOMERS

Everything we do at Allstate should be driven by our purpose of protecting our customers from life’s uncertainties and helping them prepare for the future. In allowing us to serve them, our customers place confidence and trust in us to do the right thing. We must demonstrate that we’re worthy of this trust and assure our customers that Allstate lives into its Good Hands® promise.  This is both a shared responsibility and an individual responsibility. Living up to it every day increases customer loyalty, enhances Allstate’s reputation and strengthens our ability to grow and thrive in a competitive market.

SELLING AND MARKETING WITH INTEGRITY

We believe that consumers deserve the opportunity to determine which products and services best suit their families’ needs. This is reflected in our commitment to selling and marketing with integrity.

We rely on superior customer service and the quality and competitive merits of our products and services to succeed in the market. We strive to maintain high ethical standards when marketing and selling our products and services.

We Earn Trust and Succeed in the Market By:

•                  Complying with all applicable laws, rules and regulations

•                  Honestly and informatively marketing our products and services

•                  Substantiating our product and service claims

•                  Never making false, deceptive or misleading claims about, or otherwise disparaging our competitors’ products or services

•                  Dealing fairly with Allstate’s customers, employees, suppliers and competitors. We should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice

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“I feel strongly that it is my responsibility to create an environment where the spirit, as well as the letter, of our business ethics and standards is upheld.  As such, I strive to have everyone understand that personal and professional integrity are the bedrock of our operation.  And to always, always do the right things for the right reasons.”

Michelle Lee, Field Senior Vice President, Northwest Region

INTEGRITY IN ACTION SCENARIO

Q: I work at the Customer Contact Center. I’ve nearly closed the sale of an auto product to one of our current homeowner policyholders. She wants to compare our product with that of a competitor. Personally, it is my opinion that the competitor’s product is not as good as ours. May I share my thoughts on the competitor’s offering with the customer?

A: No. You may not share your personal opinion, but you may provide information on the factual differences and how our product helps meet the customer’s needs. We are committed to selling our products and services based on their competitive merits, not by disparaging the product and service offerings of a competitor. You should reinforce all of the benefits of our offering to help the customer determine if it suits her needs.

PROMOTING FAIR COMPETITION

At Allstate, we seek to outperform our competitors fairly and honestly, achieving competitive advantages through superior performance and never through unethical or illegal business practices.

We comply with all applicable laws, rules and regulations that govern the way companies compete. These are known as antitrust laws in the United States and competition laws in Europe and elsewhere. These laws are designed to foster free and fair competition. Antitrust laws apply to marketing, sales, business development, procurement, contracting, and mergers and acquisitions and may vary depending on work location. The laws prohibit certain activities that:

•                  Unreasonably restrain or inhibit competition

•                  Bring about a monopoly

•                  Abuse a dominant market position

•                  Otherwise illegally hamper or distort normal commerce

Antitrust/competition laws are complex and vary from state to state and country to country. Proven violations carry significant fines and even imprisonment. We compete within appropriate legal boundaries and on the basis of price, quality, service and value. Even the appearance of improper agreements with competitors can harm our reputation or risk legal action against our Company.

We Compete Fairly By:

•                  Never making agreements with competitors to:

•                  Fix prices

•                  Assign volume or type of services offered

•                  Divide geographic territories, product offerings or markets between the competitor and Allstate

•                  Rig bidding processes and outcomes

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•                  Refuse to deal with another person or business to unfairly limit competition

•                  Unfairly limit competition or distort the free market in any other way

•                  Avoiding any direct or indirect communications with competitors about the above matters

•                  Exercising caution when engaging in conduct that could give the appearance of unfair competition or abuse of a dominant position in the market

To learn more, see our Antitrust Compliance Policy.

“In the military, there is a concept called ‘rules of engagement’.  In sports, it’s simply called ‘rules of the game’.  In business, the concept of fair competition is equally important—we compete fairly and honorably against our competition, don’t abuse our power and don’t improperly collaborate with organizations we are competing against. It’s common sense, and it ensures the integrity of the competitive playing field.”

Matt Winter, President, Allstate Auto, Home and Agencies

INTEGRITY IN ACTION SCENARIO

Q: I recently attended an industry conference and had coffee with some acquaintances who work for direct competitors. The conversation turned to roadside assistance coverage, and two members of the group mentioned their companies’ plans to implement programs without an annual fee, like Allstate. One asked if I knew the price of our pay-per-use towing services, and I provided it to her, since it is publicly available information. A second person then suggested it might be good to “reach an understanding about prices.” I felt very uncomfortable at this point and excused myself from the group. Did I do the right thing, or is there more I could have done?

A: You did the right thing in leaving, though it would have been wise to have left as soon as the discussion turned to pricing. While no confidential information was provided during the conversation, we must avoid the risk of the appearance of collusion with competitors. When issues involving antitrust and competition laws arise, consult your manager or Allstate Law & Regulation counsel.

GATHERING COMPETITIVE INTELLIGENCE

We compete honestly by obtaining and using information about our competitors only in ways that are both legal and ethical.

The information that we collect about our competitors’ products and services allows us to make strategic business decisions. We respect our competitors by complying with all applicable laws when gathering competitive intelligence. We treat our competitors’ proprietary information the way we expect them to treat ours, and we do not seek to acquire confidential information.

We Gather Competitive Intelligence Appropriately By:

•                  Not using any unethical or illegal means to collect information, such as bribery or theft

•                  Not accepting any confidential information without the owner’s consent

•                  Gathering publicly available information, such as published articles, regulatory filings and online information

“Allstate has protected consumers throughout its history with industry-leading innovations. As we continue to reinvent protection and retirement, it is imperative that we

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do so with integrity. We’re committed to gathering competitive information honestly and fairly.”

Eric Huls, Vice President, Product Operations

INTEGRITY IN ACTION SCENARIO

Q: I received an e-mail from a friend who works for an Allstate competitor. The e-mail appears to have been sent to me in error. I see that the e-mail is marked confidential and has a lot of information about a new product that the competitor plans to introduce next month. What should I do with this information?

A: Since the information is marked confidential, and we do not have the owner’s consent to use the information, you should delete the e-mail and not use the information contained within it. You should also notify the sender of the error and your action in response. We would expect no less from a competitor if they received confidential information that belonged to Allstate.

PREVENTING BRIBERY AND CORRUPTION

Trust and transparency are the foundation of our business relationships. We never offer or accept any form of payment or anything of value to improperly influence a business decision.

A bribe involves giving or offering any payment or anything of value to obtain favorable treatment. Kickbacks involve giving or receiving personal payments as a reward for the grant of a contract or other favorable outcome or business transaction.

We strive to maintain high ethical and legal standards in our business relationships. We win on the merits of our people, products and services and never offer or accept bribes or kickbacks.

We Prevent Bribery and Corruption By:

•                  Following Company policies related to giving and receiving gifts and entertainment

•                  Never offering, promising or giving anything of value to a government official, or to anyone else, in order to gain a business advantage

•                  Not offering or accepting bribes or kickbacks

•                  Not using a third party to make improper payments that we cannot make ourselves

•                  Recording all payments and receipts completely and accurately

To learn more, see the Anti-Bribery Compliance Policy.

“No bribe or kickback, no matter how large or small, is acceptable. It’s not worth your job and your future, and we all need to be vigilant to protect Allstate’s reputation.”

Randy Sparks, Regulatory Compliance Senior Manager

INTEGRITY IN ACTION SCENARIO:

Q. I have a friend who owns a body shop and wants to become an Allstate-preferred auto repair shop. I put him in touch with someone in Claims, and, ultimately my friend’s shop met our criteria

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and was added to the program. My friend has just sent me a check as a referral fee. Can I keep the money?

A. No. At a minimum, accepting such a check would be considered an improper personal benefit and the payment may constitute an illegal kickback. Contact Allstate Law & Regulation counsel to determine the best way to return the check, and allow the Company to decide how to handle the matter with the supplier.

PROTECTING PERSONAL DATA

At Allstate, we respect the privacy of all individuals and take the necessary and legally required precautions to protect personal data.

Keeping personal information secure at all times is fundamental to remaining a trusted business and employer. Not only is this the right thing to do, it is also mandated by increasingly stringent privacy laws in the states and countries in which we do business. Personal information must be protected from discovery by unauthorized parties. In the event personal information is inadvertently disclosed, Allstate may have an obligation, depending on applicable law, to notify those individuals whose information might have been compromised.

We Respect and Protect Personal Data By:

•                  Complying with all applicable privacy laws and Company policies on privacy and information technology usage

•                  Requesting and retaining only the personal information that is needed

•                  Communicating clearly how personal information is used, retained and disclosed

•                  Respecting and protecting the privacy of every individual’s personal information

•                  Embedding strong privacy protection practices in all business processes and systems

•                  Using a secure site when accessing personal information electronically

•                  Never leaving personal information on or around workstations, and locking away any printed personal information

•                  Immediately e-mailing Privacy Incident Management if we know or suspect personal information has been disclosed inappropriately

•                  Disclosing personal data or other confidential business information only to those who have a valid business need to know, or as required by law

•                  Requiring suppliers or business partners to safeguard confidential consumer information and only use it to provide the requested services

•                  Only sharing consumer or employee information as permitted by our Privacy Policy

To learn more, see our Privacy Policy and IT Usage Policy.

“We’re in the business of protecting people from life’s unexpected events. As such, we have a responsibility to protect personal information entrusted to us. Know how to protect personal information and what to do if you suspect misuse.”

Mary Gardner, Privacy Senior Manager

INTEGRITY IN ACTION SCENARIO

Q: I work in Claims and I just received a call from someone at a body shop stating that he towed our customer’s insured vehicle and that it is currently at their facility. They have requested the

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claim number and the customer’s phone number. I have authenticated the caller, but I haven’t spoken to our customer yet. Should I provide the phone number to the body shop representative?

A: Although you have authenticated the caller, you do not have our customer’s permission to release their personal information. Before you provide the customer’s phone number, you should contact the customer, verify the vehicle’s location and ask permission to provide their personal data to the body shop. Our customers should expect nothing less than our absolute commitment to protecting their personal data.

For additional information on our Company policies, talk to your manager, another manager, your local Human Resources consultant or send an e-mail to HRComply.

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OUR INVESTORS

At Allstate, we focus on doing the right thing in the right way for the right reason. This enables us to build lasting business relationships, exceed our customers’ expectations and create sustainable value for our investors and other stakeholders.

In order to accomplish these goals, we must always make decisions and act in accordance with Allstate’s values. We maintain high ethical standards in all of our interactions because doing so is right and will earn the respect and trust of those we serve. We are personally accountable for conducting our business in a manner that protects Allstate’s reputation as an honest and trusted company.

AVOIDING CONFLICTS OF INTEREST

At Allstate, we make objective, prudent decisions and act with integrity. We always put the interests of the Company, our customers and investors before our personal interests.

We must not allow ourselves to be influenced by what serves our personal interests or those of a third party when those interests are contrary to what is best for Allstate, our customers or our investors. Use good judgment to make unbiased decisions. Even the appearance of a conflict can be interpreted negatively or cause others to be concerned that we are not acting properly. So it’s important to avoid the appearance of a conflict, as well as an actual conflict.

We Avoid Conflicts of Interest By:

•                  Consulting with a manager or local Human Resources consultant and, if necessary, obtaining prior approval before pursuing any outside activity that creates, or appears to create, a conflict of interest

•                  Declining external board service when it is inconsistent with our employment at Allstate

•                  Not allowing our personal or family financial interests to influence or affect Allstate’s business or business relationships

•                  Ensuring that our close personal relationships do not interfere with our business judgment

•                  Never giving or accepting inappropriate gifts, loans or other improper personal benefits

•                  Not taking for ourselves opportunities that Allstate may have an interest in pursuing

While it is not possible to list all situations where a conflict of interest may arise, the following areas warrant special attention. Refer to page [xx] for ways to communicate potential conflicts of interest to Allstate.

Personal Conflicts of Interest

We will never put ourselves in a position where our decision making or actions could be influenced by close personal or family relationships.

Certain types of relationships in the workplace are problematic because they create an actual or apparent conflict of interest. For this reason, it is not appropriate to:

•                  Directly or indirectly supervise anyone with whom you have a close personal or family relationship

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•                  Participate in selecting or hiring a new employee when the candidate is a person with whom you have a close personal or family relationship

•                  Participate in the selection or relationship management of a business partner if the firm employs someone with whom you have a close personal or family relationship

Outside Employment or Self-Employment

We must each give our best effort every day at Allstate, not allowing other employment to hinder our contributions to the Company or service to customers.

We want our people to lead full and productive lives outside of work. Having your own business or other jobs is acceptable as long as these activities do not:

•                  Interfere with your job responsibilities or performance

•                  Involve competing against Allstate

•                  Risk damaging the Company’s business or reputation

•                  Use Allstate’s resources, including other employees

•                  Create any other kind of conflict of interest

•                  Involve employees seeking or accepting work assignments or employment with any insurance agency, including those that sell or service products or services for Allstate or its subsidiaries

External Board Service

Serving as a board member for an external organization is permitted only to the extent that it does not conflict with, or interfere with, our Allstate responsibilities.

When considering board service for any for-profit company, or when considering service for any organization relating to, or providing services to Allstate, send an e-mail to HRComply. You must secure the appropriate approvals through HRComply prior to accepting a position.

Not-for-profit board service, outside of any board relating to, or providing services to Allstate, is not required to be reported.

Political Activity

Allstate understands that you may become involved in civic and political activities, including holding political office.

Each of us has the right to participate in the political process and engage in political activities. We must make it clear that our views and actions are our own and not those of the Company. Wherever we do business, we comply with the local campaign finance and election laws.

When considering running for, and following appointment or election to office, inform Allstate by sending an e-mail to HRComply. Allstate’s awareness will help to avoid conflicts, especially those that could arise from the Company’s investment in a political entity.

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Outside Financial Activities or Investments

Our personal and family investment decisions must not create conflicts with Allstate’s business relationships.

You may not make or hold an undisclosed financial interest in a business venture that is similar to Allstate or in an organization that has a business relationship with Allstate. We define financial interest as owner, proprietor, manager, active or silent partner, officer, director, shareholder or beneficiary.

In most instances, financial interest does not pertain to ownership of a limited number of shares in publicly held firms or shares owned through a mutual fund or similar diversified investment vehicle.

You must disclose in an e-mail to HRComply any holdings of five percent or more in publicly traded companies, including those held in our Allstate companies. You must also disclose holdings in any other company or business whose principal business or holdings relate to the insurance industry, such as insurance companies and agencies. Disclosures will be reviewed to determine whether a conflict exists and what further actions may be necessary.

Business Courtesies

We do not give or receive inappropriate gifts and entertainment.

Business courtesies are often exchanged in the normal course of business because they promote goodwill and enhance business relationships. Business courtesies include gifts, entertainment, meals, beverages and invitations to social and recreational events.

We must avoid giving or receiving any gift or entertainment of an inappropriate nature or value, because this could create a conflict of interest and call into question the motives of the giver and the recipient.

We protect our business relationships by ensuring that receipt of gifts of minimal value:

•                  Are approved by your manager

•                  Are legal and ethical and do not violate either party’s policies

•                  Do not call the recipient’s objectivity into question

•                  Create no risk or perception of improper influence

•                  Do not obligate you or Allstate to a customer, business partner or other party

•                  Represent normal business courtesies to create or maintain good business relations

•                  Are not gifts of cash or something of more than modest value

Employees involved in claim handling and procurement processes are not permitted to accept gifts, even of minimal value, from current or potential suppliers.

Invitations to an event or trade show may be acceptable if the primary result of your participation is discussion of business or development of valuable business relationships. You are required to obtain your manager’s approval before participating, and Allstate should pay all associated expenses, whenever possible, for attendance and participation.

The exchange of courtesies with friends who are also business associates is permitted.

Improper Personal Benefits

We do not accept or offer any improper gift or personal benefit.

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We may not accept gifts or services of greater than minimal value, or solicit or require those of any value from any person doing business with Allstate, seeking to conduct business with Allstate, or with whom Allstate is seeking to conduct business.

Allstate will not make personal loans to executive officers or members of the board of directors.

Corporate Opportunities

We never take for ourselves personally any opportunity in which Allstate may have a proprietary interest.

We all have a duty to advance Allstate’s legitimate interests when the opportunity arises. If our position at Allstate enables us to discover information or a business, investment or other opportunity that the Company may have an interest in pursuing, we must not divert that opportunity for our own personal gain, for the benefit of another company or to compete against the Company.

To learn more, or if you have questions or concerns about a possible conflict of interest, see our Conflicts of Interest Policy, Business Gifts Policy and Board Service Policy.

“The speed at which the world is changing has accelerated exponentially in recent years, making it all the more important for us to make sure we take the time to think through how our actions, as individuals and as a company might be viewed by others.”

Lyn Scrine, Director of Ethics

INTEGRITY IN ACTION SCENARIO

Q: Today I received a package in the mail from one of our new vendors. It arrived shortly after our last meeting, in which I told them that I would be on maternity leave. The package includes a baby photo album and a gift certificate to a popular clothing store for children. Am I allowed to keep it?

A: Personal gifts and gratuities can create conflicts of interest, impair independent thinking and judgment, and could harm Allstate’s reputation. It is advised that you politely return the gift with a gift return letter, available under the Business Courtesies section of the HR Policy Guide.

CREATING AND MAINTAINING ACCURATE RECORDS

Allstate is committed to maintaining complete and accurate records in order to make responsible business decisions and to provide information in compliance with applicable legal disclosure requirements.

Business and financial records are essential to Allstate’s success. We rely on the integrity and accuracy of those records, both for internal decision making and for the benefit of investors, government agencies and others to whom we report. Accurate and transparent record-keeping protects our reputation, promotes organizational efficiency and helps us to meet our legal and regulatory obligations.

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Records include financial accounts as well as other documents, reports, submissions and files.  Records can include information in any medium, including hard copies and electronically stored information.

Maintaining the integrity of our business and financial records is everyone’s responsibility, not just that of finance personnel. We manage records in a manner that protects the integrity of the information and ensures appropriate access. Creating, altering or destroying records or documents for the purpose of impeding the efforts of any governmental or regulatory agency is unacceptable and may be a criminal offense.

We Ensure the Integrity of Our Records By:

•                  Maintaining Company records and reports in accordance with the law and Company standards

•                  Recording financial transactions properly, accurately and fairly

•                  Recording all financial transactions in the proper account, department and accounting period

•                  Never falsifying or altering a record

•                  Ensuring that all reports, disclosures and communications to government authorities and investors are full, fair, accurate, timely and understandable

“Allstate employees are accountable to ensure their work is compliant with applicable laws and regulations for accurate and timely preparation of financial transactions and related disclosures; as well as the necessary maintenance and retrieval of company records and reports.  Our continued success requires great teamwork throughout the organization, and is driven by our strong corporate values of integrity, honesty and commitment to quality.”

Randy Moreau, Senior Accounting Director, Corporate Accounting

INTEGRITY IN ACTION SCENARIO

Q: After calculating figures for our department’s quarterly report, I realize that I made a mistake. The error is minor and I doubt that it will have an impact on the report or create any deviation from the actual trend figures. Should I bring the mistake up to my manager?

A: Yes. Every employee has an obligation to ensure that we provide accurate information and errors are corrected. Being honest about mistakes is important. Even if the information is solely for internal use, we base our business decisions on the information we have available, and our decisions should be based on true and complete information.

PROTECTING OUR ASSETS

We protect Allstate’s reputation and other tangible and intangible assets so that we can better serve our customers and preserve value for our investors and other stakeholders.

Allstate’s assets are critical to our success and are acquired through the hard work of all of us. They are essential to running our company profitably and successfully. We all share the responsibility to protect company assets and ensure their efficient use. We take care to avoid loss, damage, destruction, theft, unauthorized or improper use and waste. All company assets should be used for legitimate business purposes.

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We must take care and use good judgment in relation to the following types of assets:

Information assets are any data relating to Allstate business, regardless of how it is created, distributed, used or stored.

Financial assets are the Company’s money, financial instruments and anything that can be converted to money.

Physical assets are anything of a tangible nature provided by the Company to employees for use in conducting Allstate business. Examples include information and communications equipment and systems, office equipment and supplies.

Intangible assets are things such as our reputation, ideas, inventions, improvements, intellectual property, registered and unregistered copyrights, trademarks, patents, service marks or trade secrets that we conceive, develop or practice.

We are Good Stewards of Allstate’s Assets By:

•                  Safeguarding Company assets entrusted to us personally or to which we have access

•                  Taking reasonable care to prevent loss, damage, destruction, theft, unauthorized or improper use, or waste of Company assets

•                  Protecting, securing, retaining and destroying Allstate information in accordance with Company or business unit requirements

•                  Safeguarding data from unauthorized access, modification, duplication, destruction or disclosure, whether accidental or intentional

•                  Protecting Company information, both nonpublic and publicly available information in which Allstate or others have intellectual property rights

•                  Using or authorizing the use of any Company asset only for Allstate’s business purposes, regardless of condition or value

•                  Never selling, lending, borrowing, giving away or disposing of Company assets without proper authorization

•                  Reporting any concerns about the use, abuse or endangerment of company assets to a manager or via the resources listed on page [xx]

The following asset-related topics warrant special attention.

Corporate Reputation

Our reputation is our most valued asset, and we must strive to protect and enhance it in everything we do.

Each of us is the face of Allstate to the communities in which we live and work. When representing Allstate, we must protect our reputation by using sound business judgment at all times.

Some of us may be called upon to speak publicly at conferences or in other situations where others will associate us with Allstate. During those occasions, we must conduct ourselves in a manner that honors Allstate’s values.

Every one of us has a responsibility to ensure that our decisions and conduct every day help to sustain Allstate’s good name and reputation for integrity. Certain employees have specific responsibilities to safeguard our reputation when dealing with external requests and inquiries from the media or investors (see Speaking to News Media and the Public on page [xx]).

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Confidential and Proprietary Information

We must safeguard Allstate’s proprietary and confidential business information against unauthorized disclosure and misuse.

Proprietary information that Allstate owns is a valuable asset, especially when it is confidential business information. Allstate’s proprietary information, especially our intellectual property, is vitally important in helping us develop new products and services, attracting new customers and maintaining our competitive advantage. Much of our proprietary information is confidential and, if disclosed, could be of value to competitors or harmful to Allstate or our customers. Examples of confidential business information include:

•                  Nonpublic financial information or projections

•                  Information about proposed transactions

•                  Intellectual property

•                  Proprietary Allstate processes

•                  Trade secrets

•                  New product or service plans

•                  Allstate-developed software and related documentation

•                  Business partner information

•                  Certain operating procedures

•                  Any other information that might be useful to competitors

We Safeguard Our Proprietary and Confidential Information By:

•                  Disclosing personal data or other confidential business information only to those who have a valid business need to know, or as required by law

•                  Not discussing confidential information in public places or where a conversation may be overheard, or on social media.

•                  Never using proprietary and confidential information for our own personal gain or to benefit anyone outside of Allstate

•                  Ensuring that confidential or proprietary information contained in our workspaces is properly protected

•                  Remembering that the obligation to protect the Company’s confidential information continues after discontinuing employment with Allstate

Information & Communications Systems

Allstate’s information and communications systems are provided to enable us to conduct our business. The data transmitted, received and stored by or within those systems is a valuable asset that we must take care to protect.

We must all be prudent and responsible in our use of the Company’s information and communications equipment and systems. We must protect Company information and data from accidental or unauthorized disclosure, misuse, improper alteration or destruction. We must follow Company policy against storage of Company information on personally owned devices or equipment.

Minimal personal use of Company telephones, computers, faxes, photocopiers and network bandwidth is acceptable if incidental and infrequent, and this privilege must not be abused. The same principle applies to personal use of our own wireless devices during working hours.

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Personal use is not acceptable if it:

•                  Significantly reduces the value of Allstate’s assets

•                  Incurs significant additional costs to the Company

•                  Interferes with our productivity

•                  Places Allstate at risk of liability

It is strictly prohibited to use Company systems (including e-mail, instant messaging, the Internet or the intranet) for activities that are unlawful, unethical or otherwise contrary to this Code or Company policy. Usage will always be inappropriate if it involves:

•                  Pornographic, obscene, offensive, harassing or discriminatory content

•                  Chain letters, pyramid schemes or commercial ventures

•                  Gambling, auctions or games

•                  Large personal files containing graphic or audio material

•                  Unauthorized mass distributions

•                  Violation of others’ intellectual property rights

•                  Malicious software or instructions for compromising the Company’s security

To learn more about information assets and proper technology use, see the Allstate IT Usage Policy.

“We are entrusted with great resources built over 80 years. We must be equally diligent to safeguard them.”

Kris DiGirolamo, Director of Regulatory Compliance and Privacy

INTEGRITY IN ACTION SCENARIO

Q: When I left the office yesterday, I forgot to empty my personal confidential paper bin. This morning, I noticed that it was empty. I’m afraid that those documents may have been thrown away by our custodial service. Who should I tell about this situation and how can I better protect our information assets?

A: First, you should speak with your manager about the possibility that the papers in your personal confidential bin were disposed of improperly and insecurely. Second, you may want to set a reminder to empty your personal confidential bin at the end of your shift, or put it in a more visible place as a reminder. If that doesn’t work, you could bypass it altogether and securely dispose of the documents in your possession as soon as you are finished with them by placing them in your department’s locked secure disposal bin.

AVOIDING INSIDER TRADING

We never use or disclose material, nonpublic information about Allstate or another company for the purpose of buying or selling securities.

Many of us have access to information about Allstate that may not be known to the public. Material, nonpublic “inside” information is information about any company that has not been made publicly available and that a reasonable investor would consider important when deciding to trade in the securities of that company.

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Using inside information for personal advantage can damage Allstate’s reputation and erode the trust of those we serve. Insider trading can distort the financial marketplace and is a serious violation of the law carrying significant penalties. Insider trading is both unethical and illegal, and it will be dealt with decisively.

Some examples of nonpublic information that could be considered material are:

•                  Earnings announcements or estimates, or other unpublished financial information

•                  An acquisition, the sale of a business unit, a major change in management or strategy or a significant new contract or partnership

•                  A decision to expand or reduce operations

We Avoid Insider Trading By:

•                  Never purchasing or selling any type of security while we are personally aware of material, nonpublic information about Allstate or another company

•                  Not “tipping,” which means directly or indirectly passing along material, nonpublic information about any company to anyone who may trade while aware of such information

•                  Protecting material, nonpublic information from unauthorized disclosure

Insider trading rules are complex. When in doubt, review our Insider Trading Policy and consult Allstate Law & Regulation counsel.

“At Allstate, many of us work with information that is proprietary and confidential. This could be our financial results or details regarding a new strategy that hasn’t yet been released to the public. We should never use this information for personal gain or share it with others who might trade securities based on it. Not only is it the law — it’s also who we are.  Allstate has a strong legacy built on trust and ethical behavior.”

Judy Greffin, Executive Vice President & Chief Investment Officer

INTEGRITY IN ACTION SCENARIO

Q: I’m aware of information about the acquisition of another company. Because I anticipate that we’ll have expanded operations and a lot of new customers, I’d like to invest some of my personal savings in Allstate stock. Would I be violating our Insider Trading Policy?

A: Yes. If the information on the acquisition is only available internally, it remains material and nonpublic. This is information that an investor would consider important when making investment decisions. You may not trade Allstate securities or inform anyone else about the acquisition so that they may trade in Allstate securities. Doing so would be a violation of insider trading laws and would subject you to severe penalties.

For additional information on our Company policies talk to your manager, another manager, your local Human Resources consultant or send an e-mail to HRComply.

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OUR COMMUNITIES

From teen driving initiatives to carbon footprint reduction, Allstate is committed to building stronger communities, bettering society and operating responsibly to reduce the impact that our operations have on the environment. We believe that giving back brings value not only to our Company, but also to the communities where we live and work. Helping people in times of need is not only the nature of our business, but the commitment we make to our communities and society.

GIVING BACK TO OUR COMMUNITIES

At Allstate, we’re committed to the communities where we do business and the betterment of society. Each and every day, we must continue to earn our reputation as a leading corporate citizen.

When we give back, we honor the special responsibility and role we play in helping our communities thrive. We are committed to making positive change through community partnerships, charitable giving and volunteerism. Our charitable contributions reflect our commitment to the communities we serve.

We Responsibly Give Back to Our Communities By:

•                  Getting proper approval before donating Company funds or making contributions in Allstate’s name

•                  Verifying that all Company charitable contributions are made in accordance with all applicable laws, rules and regulations

•                  Never pressuring others to contribute to charitable organizations

•                  Getting proper approval before acting as a Company representative at any community event

To learn more, visit Allstate.com/social-responsibility to view Allstate’s Corporate Social Responsibility Report.

“Giving back has always been important to us as a company and is a core part of our culture. We take social responsibility seriously. And I’m proud to say that as employees and leaders, many of us take it personally. There is tremendous power and potential in our collective commitment to being a great corporate citizen.”

Victoria Dinges, Vice President, Corporate Social Responsibility and Enterprise Communication

INTEGRITY IN ACTION SCENARIO

Q: I regularly volunteer at a local shelter for women and children who are survivors of domestic abuse. Since Allstate advocates for financial empowerment of domestic abuse survivors, can I represent to the shelter that my service is being provided on behalf of Allstate?

A: Allstate values and praises community involvement by our employees. We especially want to encourage your involvement in social issues that the Company supports. However, you should seek permission before presenting yourself as a Company representative. The Allstate

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Foundation may also support your involvement through a Helping Hands Grant, available to qualified nonprofit organizations, if you log your community service hours into Allstate’s VolunteerMatch.

PROTECTING THE ENVIRONMENT

At Allstate, we’re committed to environmental stewardship and solutions that protect our planet.

We promote sustainable business success by managing operations in ways that minimize our impact on the environment. That means reducing energy use in our facilities, stressing sustainability in building construction and renovation, cutting paper use by employees and in communications with customers, and maintaining or lowering our overall carbon footprint. Carelessness in environmental matters, including violations of environmental laws, can have serious consequences for our Company, our communities and the planet.

We Protect the Environment By:

•                  Complying with all applicable environmental laws and company environmental policies

•                  Adhering to the requirements of all environmental permits

•                  Immediately reporting environmental accidents

To learn more, visit Allstate.com/social-responsibility to view Allstate’s Corporate Social Responsibility Report.

“To have the greatest impact, environmental stewardship must be a mindset, not an activity. Success comes with integration of environmental consciousness into all aspects of our daily activity, planning and decision making.”

Brandi Landreth, Facilities Management Director, Administration and Real Estate

INTEGRITY IN ACTION SCENARIO

Q: When I think about the environment, I often think of pollution. We’re in the business of insurance. We don’t manufacture anything or have factories. How can we commit, as a company, to reducing our environmental impact?

A: Although we do not have factories or manufacturing plants, we have many Company facilities. We’re committed to reducing our carbon footprint, reducing energy usage at our facilities, reducing our paper consumption and focusing on sustainability during the renovation and construction of our facilities.

SPEAKING TO NEWS MEDIA AND THE PUBLIC

At Allstate, we speak with one voice when communicating to the media, financial analysts, investors and the general public.

Our customers and shareholders deserve accurate, clear, complete and consistent communications about our Company. To be sure that we comply with the law and protect our interests, only those who are specifically designated to do so should represent the Company to

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the public or media. All requests for information from the media must go through Allstate’s Media Relations Department.

If You Receive a Media Inquiry:

•                  Do not speak about the Company, unless you are authorized to do so

•                  Refer the reporter to Media Relations at 847-402-5600

•                  Assume you are on the record and that what you say may be used in a story

•                  Do not disclose any information

•                  Be friendly and courteous

To be sure that we comply with the law and protect Allstate, only those who are designated to speak on behalf of the Company should answer any public or media inquiry.

“Our company’s engagement with the media is managed in a professional manner to ensure that the information we convey publicly is accurate and in full compliance with applicable disclosure rules. Proper handling of our interaction with the media protects the interests of our employees and the company’s overall reputation.”

Brian Faith, Director, External Relations

INTEGRITY IN ACTION SCENARIO

Q: A friend who works at a local newspaper has contacted me about one of Allstate’s recent sponsorships. I know a little about the sponsorship from what I read in an article on our Company intranet. What can I tell him?

A: You may not speak to your friend about the sponsorship, since the information you provide may be communicated through the newspaper that employs him. Direct his inquiry to Media Relations at 847-402-5600.

USING SOCIAL MEDIA RESPONSIBLY

Everything we say and do affects our reputation, even as we find new ways to communicate with our customers and communities.

Social media is becoming part of mainstream corporate culture. We often use social media both personally and in our professional lives. At times, our work and social life intertwine through the use of social media; distinguishing the two is increasingly difficult but nevertheless important.

Social media includes, but is not limited to:

•                  Social networking sites

•                  Professional networking sites

•                  Video- and photo-sharing sites

•                  Blogs and microblogging sites

•                  Online forum and discussion boards

•                  Collaborative publishing

We believe social media can be a great vehicle for communicating our passion and knowledge to our customers and the outside world. When working with social media, we all have a

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responsibility to communicate in a manner that is consistent with Allstate’s values. We are always careful to distinguish our personal views and opinions from the Company’s position.

We Use Social Media Appropriately By:

•                  Adhering to the Company’s values in all authorized business communications

•                  Complying with Allstate’s Social Media Policy

•                  Never creating the impression that our personal opinions are those of Allstate

•                  Ensuring that the time and effort spent with social media does not interfere with our work commitments

•                  Not identifying yourself as a Company representative without authorization

•                  Not disclosing proprietary Company information

•                  Not divulging the personal information of others, especially personal data obtained as part of our Company relationships

To learn more, see our Social Media Policy.

“Social media has an amazing ability to connect us with the people, causes, information and companies that matter most to us. It can also amplify and accelerate the sharing of content faster and farther than ever before. Understanding the impact that sharing can have individually and for Allstate is an important consideration for each of us as we participate in social media.”

Roger Tye, Director, Consumer Engagement, Marketing

INTEGRITY IN ACTION SCENARIO

Q: I use a popular social networking site and want to reference Allstate as my employer, along with my service date. Am I allowed to do this?

A: You are permitted to reference Allstate as your employer. However, if you do so, you will need to add a disclaimer stating that the views you post on the site are your personal opinions and not necessarily representative of Allstate’s position. Always be sure to comply with our Social Media Policy.

For additional information on our Company policies talk to your manager, another manager, your local Human Resources consultant or send an e-mail to HRComply.